EXHIBIT 2.6
                                                  Execution Copy

                              LEASE

                             between

                      BECKMAN COULTER, INC.

                            as Tenant

                               and

                      CARDBECK CHASKA TRUST

                           as Landlord

                       Dated June 25, 1998

                            PROPERTY

                317 and 1000 Lake Hazeltine Drive
                        Chaska, Minnesota

                        TABLE OF CONTENTS

                                                                     Page
1.   Certain Definitions...............................................1

2.   Demise of Premises; Use of Personal Property......................6

3.   Term..............................................................7

4.   Rent..............................................................8

5.   Net Lease.........................................................9

6.   Title and Condition..............................................11

7.   Taxes; Insurance and Legal Requirements..........................12

8.   Use..............................................................13

9.   Maintenance and Repair...........................................14

10.  Liens............................................................16

11.  Alterations......................................................16

12.  Condemnation.....................................................17

13.  Insurance........................................................20

14.  Damage, Destruction..............................................23

15.  Restoration......................................................24

16.  Subordination to Financing.......................................26

17.  Assignment; Subleasing...........................................28

18.  Permitted Contests...............................................30

19.  Default..........................................................32

20.  Landlord's Remedies..............................................33

21.  Notices..........................................................36

22.  Memorandum of Lease; Estoppel Certificates.......................37

23.  Surrender and Holding Over.......................................38

24.  No Merger of Title...............................................39

25.  Landlord and Lender Exculpation..................................40

26.  Hazardous Substances.............................................40

27.  Right of First Refusal to Purchase...............................42

28.  Purchase Procedure...............................................44

29.  Entry by Landlord and Lender.....................................46

30.  Statements.......................................................47

31.  No Usury.........................................................47

32.  Broker...........................................................48

33.  Waiver of Landlord's Lien........................................48

34.  No Waiver........................................................48

35.  Separability.....................................................49

36.  Indemnification..................................................49

37.  Permitted Encumbrances...........................................50

38.  Headings.........................................................50

39.  Modifications....................................................50

40.  Successors, Assigns..............................................51

41.  Merger...........................................................51

42.  Confidentiality..................................................52

43.  Specific Requirements of Special Purpose Entity..................52

44.  Counterparts.....................................................54

45.  Time is of the Essence...........................................54

46.  Governing Law....................................................54

     THIS LEASE AGREEMENT is made as of this 25th day of June, 1998, by and between CARDBECK CHASKA TRUST, a Delaware business trust, having an office at c/o Cardinal Capital Partners, Inc., 8411 Preston Road, 8th Floor, Dallas, Texas 75225-5520 ("Landlord"), , and BECKMAN COULTER, INC., a Delaware corporation, having its principal office at 4300 N. Harbor Boulevard, P.O. Box 3100, Fullerton, California 92834-3100, ("Tenant").
     In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:
     1.   Certain Definitions.
          (a) "Additional Rent" shall mean all sums required to be paid by Tenant to Landlord hereunder other than Basic Rent and Non-Rent Monetary Obligations, which sums shall constitute rental hereunder.
          (b) "Adjoining Property" shall mean all sidewalks, curbs, and vault spaces adjoining any of the Leased Premises.
          (c) "Affiliate" of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise, provided (but without limiting the foregoing) that no pledge of voting securities of any Person without the current right to exercise voting rights with respect thereto shall by itself be deemed to constitute control over such Person.
          (d) "Alteration" or "Alterations" shall mean any or all changes, additions, improvements, reconstructions or replacements of any of the Improvements or any personal property of Landlord, both interior or exterior, and ordinary and extraordinary.
          (e)  "Basic Rent" shall mean Basic Rent as defined in
Section 4.
          (f) "Basic Rent Payment Dates" shall mean the Basic Rent Payment Dates as defined in Section 4.
          (g) "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which the banking institutions in the State of New York are authorized by law or executive action to close.
          (h) "Commencement Date" shall mean the Commencement Date as defined in Section 3.
          (i) "Condemnation" shall mean a Taking and/or a Requisition.
          (j) "Default Rate" shall mean an annual rate of interest equal to the Prime Rate plus five (5) percentage points, but in no event greater than the maximum interest rate permitted by Legal Requirements.
          (k) "Event of Default" shall mean an Event of Default as defined in Section 19.
          (l)  "Insurance Requirement" or "Insurance
Requirements" shall mean, as the case may be, any one or more of the terms of each insurance policy required to be carried by Tenant under this Lease and the requirements of the issuer of such policy, and whenever Tenant shall be engaged in making any Alteration or Alterations, repairs or construction work of any kind (collectively, "Work"), the term "Insurance Requirement" or "Insurance Requirements" shall be deemed to include a requirement that Tenant obtain or cause its contractor to obtain completed value builder's risk insurance when the estimated cost of the Work in any one instance exceeds the sum of One Hundred Thousand ($100,000.00) Dollars and that Tenant or its contractor shall obtain worker's compensation insurance or other adequate insurance coverage covering all persons employed in connection with the Work, whether by Tenant, its contractors or subcontractors and with respect to whom death or bodily injury claims could be asserted against Landlord.
          (m) "Intangible Property" shall mean all books, records and files relating to the maintenance, management or operation of the Leased Premises belonging to the Landlord or Tenant; all permits, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, rights to deposits, and all other intangible property, miscellaneous rights, benefits and privileges of any kind or character belonging to Landlord with respect to the Leased Premises.
          (n) "Law" shall mean any constitution, statute or rule of law.
          (o) "Lease Modification Agreement" shall mean the Lease Modification Agreement dated of even date herewith, with respect to the Leased Premises by and between the Landlord and the Tenant.
          (p) "Legal Requirement" or "Legal Requirements" shall mean, as the case may be, any one or more of all present and future laws, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, even if unforeseen or extraordinary, of every duly constituted governmental authority or agency (but excluding those which by their terms are not applicable to and do not impose any obligation on Tenant, Landlord or the Leased Premises) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant, to Landlord or to any of the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Leased Premises, even if compliance therewith (i) necessitates structural changes or improvements (including changes required to comply with the "Americans with Disabilities Act") or results in interference with the use or enjoyment of any of the Leased Premises or (ii) requires Tenant to carry insurance other than as required by the provisions of this Lease.
          (q) "Lender" shall mean the entity identified to Tenant as such in writing, which makes a Loan to Landlord, secured in whole or in part by a Mortgage and evidenced by a Note or which is the holder of a Mortgage and Note as a result of an assignment thereof, and when a Mortgage secures multiple Notes held by one or more noteholders, the trustee acting on behalf of such holders, provided such trustee has been identified as such in writing to Tenant.
          (r) "Loan" shall mean a loan made by a Lender to Landlord secured in whole or in part by a Mortgage and evidenced by a Note or Notes.
          (s) "Loan Repayment Date" shall mean the date of payment in full of all Loans outstanding to all Lenders and the release or reconveyance of all Mortgages of all Lenders.
          (t) "Mortgage" shall mean a first priority mortgage or similar security instrument hereafter executed covering the Leased Premises from Landlord to Lender.
          (u) "Net Award" shall mean the entire award payable to Landlord by reason of a Condemnation, less any actual and reasonable expenses incurred by Landlord in collecting such award.
          (v) "Net Proceeds" shall mean the entire proceeds of any property casualty insurance required under Section 12(a), less any actual and reasonable expenses incurred by Landlord or Tenant in collecting such proceeds.
          (w) "Non-Rent Monetary Obligations" shall mean any liquidated damages, penalties, fines, or late fees which Tenant assumes or agrees to pay or discharge pursuant to this Lease.
          (x) "Note" or "Notes" shall mean a promissory note or notes hereafter executed from Landlord to Lender, which Note or Notes will be secured in whole or in part by a Mortgage and an assignment of leases and rents.
          (y) "Permitted Encumbrances" shall mean those covenants, restrictions, reservations, liens, conditions, encroachments, easements and other matters of title that affect the Leased Premises as of Landlord's acquisition thereof, but excepting any such matters arising from the acts of Landlord (such as liens arising as a result of judgments against Landlord).
          (z) "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust, or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.
          (aa) "Prime Rate" shall mean the rate of interest announced publicly by Citibank, N.A. or its successor, from time to time, as Citibank N.A.'s or such successor's base rate, or if there be no such base rate, then the rate of interest charged by Citibank, N.A. or such successor to its most creditworthy customers on commercial loans having a ninety (90) day duration.
          (bb) "Purchase Procedure" shall mean the procedure set forth in Section 28 to be used if any circumstance described herein wherein Tenant exercises its right of first refusal to purchase the Leased Premises.
          (cc) "Qualified Purchaser" shall mean any person or entity which is a "United States Person" within the meaning of
Section 7701(a)(30) of the Internal Revenue Code of 1986 as amended (the "Code"), and as to which withholding of tax under section 1441 of the Code and the Regulations thereunder is not required who does not: (i) manufacture or sell products which are the same as or substantially the same as products manufactured or sold by Tenant, or (ii) conduct substantially the same type of manufacturing operations as Tenant.
          (dd) "Requisition" shall mean any temporary condemnation or confiscation of the use or occupancy of any of the Leased Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation, or otherwise.
          (ee) "Restoration" shall mean the restoration of the Leased Premises after any Taking or damage by casualty as nearly as possible to their value, condition and character existing immediately prior to such Taking or damage and shall include the demolition, planning, and permitting periods required to complete such restoration.
          (ff) "State" shall mean the state in which the Leased Premises are situated.
          (gg) "Taking" shall mean any taking of any of the Leased Premises in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceedings.
          (hh) "Taxes" shall mean taxes of every kind and nature (including real, ad valorem and personal property, income, franchise, withholding, profits and gross receipts taxes), all charges and/or taxes for any easement or agreement maintained for the benefit of any of the Leased Premises, all general and special assessments, levies, permits, inspection and license fees, all utility charges, all ground rents, and all other public charges and/or taxes whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed, prior to or during the Term, against Landlord, Tenant or any of the Leased Premises as a result of or arising in respect of the occupancy, leasing, use, maintenance, operation, management, repair or possession thereof, or any activity conducted on the Leased Premises, or the Basic Rent, Additional Rent, or Non-Rent Monetary Obligations, including without limitation, any gross income tax, sales tax, occupancy tax or excise tax levied by any governmental body on or with respect to such Basic Rent, Additional Rent, or Non-Rent Monetary Obligations, but specifically excluding those items enumerated in Section 7.
          (ii) "Term" shall mean the initial term of this Lease, as extended pursuant to any renewal that has become effective.
          (jj) "Trade Fixtures" shall mean all movable walls and partitions, base and wall cabinets, computer power system (UPS units), paging system, telephone system, trash compactors, laboratory casework, security system, telephone/data system, projection screens, emergency generators, demountable metal partitions, warehouse racking systems, trade equipment and trade machinery (including, without limitation, machinery racking, conveyor equipment, lifts, and appliances), counters, cases, furniture, inventory, shelving and similar fixtures (even if affixed to the Improvements (as hereinafter defined)), and articles of tangible personal property of every kind and nature whatsoever, which are owned or leased by Tenant (other than personal property of Landlord which Tenant is permitted to use pursuant to this Lease) and used in the operation of the business conducted on the Leased Premises and all modifications, replacements, alterations and additions to such property.
     2.   Demise of Premises; Use of Personal Property.
          (a) Landlord hereby demises and lets to Tenant and Tenant hereby takes and leases from Landlord for the Term and upon the provisions hereinafter specified the following described property (collectively, the "Leased Premises"): (i) the premises described in Exhibit "A" attached hereto and made a part hereof together with the easements, rights and appurtenances thereunto belonging or appertaining (collectively, the "Land"); (ii) the buildings, structures, fixtures and other improvements constructed and to be constructed on the Land (collectively, the "Improvements"), together with all additions and accessions thereto, substitutions therefor and replacements thereof permitted by this Lease excepting therefrom Tenant's Trade Fixtures and all property that does not constitute real property under the laws of the State.
          (b)  Landlord hereby authorizes, without any
compensation except as provided in this Lease, Tenant to use any and all personal property and Intangible Property of Landlord located on the Leased Premises and Landlord shall not remove, or authorize the removal of, any such personal property and Intangible Property from the Leased Premises. Tenant shall have the right to inspect, examine and photocopy (at Tenant's expense) any and all such personal property and Intangible Property.
     3.   Term.
          (a) Tenant shall have and hold the Leased Premises for an initial term commencing on the date hereof (the "Commencement Date") and ending on June 30, 2018 (the "Expiration Date").
          (b) Provided the Lease shall not have been terminated pursuant to the provisions hereof, this Lease and the term thereof may be extended for up to six (6) renewal terms of five
(5) years each upon Tenant giving notice, in accordance with the provisions of Section 21, to Landlord of such renewal at least twelve (12) months prior to the expiration of the then current Term, time being deemed to be of the essence with respect to Tenant's exercise of such renewal option. Any such extension or renewal of the Term shall be subject to all of the provisions of this Lease, and all such provisions shall continue in full force and effect In the event that Tenant fails to timely renew the Term as hereinabove provided, then Landlord shall have the right in addition to any rights granted in Section 29, during the remainder of the Term then in effect to (i) advertise the availability of the Leased Premises for sale or for reletting, and (ii) show the Leased Premises to prospective Qualified Purchasers, lenders or tenants at such reasonable times during normal business hours as Landlord may select. If Tenant fails to timely renew the Term as hereinabove provided, then all options with regard to subsequent extensions or renewals of the Term shall expire and be null and void.
     4.   Rent.
          (a) Tenant shall pay to Landlord or Lender on behalf of Landlord, if directed by Landlord, as annual rent for the Leased Premises during the Term ("Basic Rent"), the sum of One Million Three Hundred Twenty Thousand ($1,320,000) dollars during the initial term and the sums set forth on Exhibit "B" for the renewal terms, which rent shall be paid in equal monthly installments in advance commencing on the first Business Day of the second month next following the Commencement Date and continuing on the first Business Day of each month thereafter during the Term (the said days being called the "Basic Rent Payment Dates"), and shall pay the same at Cardbeck Chaska Trust, c/o Cardinal Capital Partners, Inc., 8411 Preston Road, 8th Floor, Dallas, Texas 75225-5520, or at such other place or to such other person on behalf of Landlord as Landlord from time to time may designate to Tenant in writing, in funds which at the time of such payment shall be legal tender for the payment of public or private debts in the United States and if required by Lender by wire transfer in immediately available federal funds to such account in such bank as Lender shall designate from time to time. Basic Rent for the period from the Commencement Date to the first day of the second month next following the Commencement Date shall be paid on the date provided as the first payment date under the Qualified Exchange Agreement (as defined in the Lease Modification Agreement) with respect to this Lease and shall be calculated on a prorata basis.
          (b) If any installment of Basic Rent is not paid on the date due, Tenant shall pay Landlord interest on such overdue payment at the Default Rate, accruing from the due date of such payment until the same is paid.
          (c) Tenant shall pay as and discharge before the imposition of any fine, lien, interest or penalty that may be added thereto for late payment thereof, as Non-Rent Monetary Obligations, all other amounts and obligations which Tenant assumes or agrees to pay or discharge pursuant to this Lease, together with every fine, penalty, interest and cost which may be added by the party to whom such payment is due for nonpayment or late payment thereof. In the event of any failure by Tenant to pay or discharge any of the foregoing, Landlord and Lender shall have all rights, powers and remedies provided herein, by law or otherwise, in the event of nonpayment of Basic Rent. Landlord and Lender shall have the right to make such payment, in which case Tenant shall immediately reimburse such payment (including interest at the Default Rate) to Landlord or Lender, as the case may be. Any Additional Rent or Non-Rent Monetary Obligations payable to Landlord shall be paid in lawful money of the United States to the party to whom Basic Rent is paid.
     5.   Net Lease.
          (a) It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, and that Basic Rent, Additional Rent, Non-Rent Monetary Obligations and all other sums payable by Tenant hereunder shall continue to be payable in all events, and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. This is a net Lease and Basic Rent, Additional Rent, Non-Rent Monetary Obligations and all other sums payable hereunder by Tenant shall be paid without notice or demand, and without setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense, except as otherwise specifically set forth herein. This Lease shall not terminate and Tenant shall not have any right to terminate this Lease during the Term (except as otherwise expressly provided herein). Tenant agrees that, except as otherwise expressly provided herein, it shall not take any action to terminate, rescind or avoid this Lease notwithstanding (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Landlord, (ii) the exercise of any remedy, including foreclosure, under the Mortgage, (iii) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord under the Federal Bankruptcy Code or by any trustee, receiver or liquidator of Landlord or by any court under the Federal Bankruptcy Code or otherwise, (iv) the Taking of the Leased Premises or any portion thereof (except as specifically provided in Section 12(b) below), (v) the prohibition or restriction of Tenant's use of the Leased Premises under any Legal Requirement or otherwise, (vi) the destruction of the Leased Premises or any portion thereof, (vii) the eviction of Tenant from possession of the Leased Premises, by paramount title or otherwise, or (viii) default by Landlord hereunder or under any other agreement between Landlord and Tenant. Tenant waives all rights which are not expressly stated herein but which may now or hereafter otherwise be conferred by law to quit, terminate or surrender this Lease or any of the Leased Premises; to any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Basic Rent, Additional Rent, Non-Rent Monetary Obligations or any other sums payable under this Lease, and for any statutory lien or offset right against Landlord or its property, each except as otherwise expressly provided herein.
          (b)  Tenant shall pay directly to the proper
authorities charged with the collection thereof all charges for water, sewer, gas, oil, electricity, telephone and other utilities or services used or consumed on the Leased Premises during the Term, whether designated as a charge, tax, assessment, fee or otherwise, including, without limitation, water and sewer use charges and taxes, if any, all such charges to be paid as the same from time to time become due. It is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all such utilities and that Landlord shall be under no obligation to furnish any utilities to the Leased Premises and shall not be liable for any interruption or failure in the supply of any such utilities to the Leased Premises.
     6.   Title and Condition.
          (a) The Leased Premises are demised and let subject to the Permitted Encumbrances and all Legal Requirements and Insurance Requirements, including any existing violation of any thereof, without representation or warranty by Landlord; it being understood and agreed, however, that the recital of the Permitted Encumbrances herein shall not be construed as a revival of any thereof which for any reason may have expired.
          (b) Without limiting the effect of Landlord's covenant set forth in Section 8(c), the Landlord makes no, and expressly hereby denies any, representations or warranties regarding the condition or suitability of, or title to, the Leased Premises. Tenant agrees that it takes the Leased Premises "as is," without any such representation or warranty.
          (c) Landlord hereby conditionally assigns, without recourse or warranty whatsoever, to Tenant, all warranties, guaranties and indemnities, express or implied, and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises, including, but not limited to, any rights and remedies existing under contract or pursuant to the Uniform Commercial Code (collectively, the "guaranties"). Such assignment shall remain in effect so long as no Event of Default exists hereunder or until the expiration or sooner termination of this Lease. Landlord shall also retain the right to enforce any guaranties so assigned in the name of Tenant upon the occurrence of an Event of Default. Landlord hereby agrees to execute and deliver at Tenant's sole cost and expense such further documents, including powers of attorney, as Tenant may reasonably request (and which in the good faith judgment of Landlord, do not adversely affect a substantial interest of Landlord), in order that Tenant may have the full benefit of the assignment effected or intended to be effected by this Section 6. Upon the occurrence, and during the continuancy of an Event of Default or the expiration or termination of this Lease, the guaranties shall automatically revert to Landlord. The foregoing provision of reversion shall be self-operative and no further instrument of reassignment shall be required. Upon the curing of such Event of Default, the assignment and guaranties shall be automatically reassigned and reinstated and revert to Tenant. The foregoing provision of reassignment, reinstatement and reversion shall be self-operative and no further instrument of reassignment shall be required. In confirmation of such reassignment each of Tenant and Landlord shall execute and deliver promptly any certificate or other instrument which Landlord or Tenant may request at Tenant's sole cost and expense. Any monies collected by Tenant under any of the guaranties after the occurrence of and during the continuation of an Event of Default shall be held in trust by Tenant and promptly paid over to Landlord.
     7.   Taxes; Insurance and Legal Requirements.
          (a) Tenant shall, subject to the provisions of Section 18 hereof relating to contests, before interest or penalties are due thereon, pay and discharge all Taxes. Landlord shall, within three (3) Business Days, deliver to Tenant any bill, invoice, notice or correspondence Landlord receives with respect to any Tax. Nothing herein shall obligate Tenant to pay, and the term "Taxes" shall exclude, federal, state or local (i) franchise, capital stock or similar taxes, if any, of Landlord, (ii) income, excess profits or other taxes, if any, of Landlord, determined on the basis of or measured by its net income or gross income (in lieu of net income), as applicable (except "Taxes" shall include any gross income tax, sales tax, occupancy tax or excise tax levied by any governmental body or authority with regard to Basic Rent, Additional Rent or Non-Monetary Obligations, provided such assessment or levy is not in lieu of net income tax payable by Landlord), or (iii) any estate, inheritance, succession, gift, capital levy or similar taxes, unless there is a change in the method of taxation in effect at the commencement of this Lease which results in taxes referred to in clauses (i) and (ii) above being levied in lieu of or a substitute for any other tax or assessment upon or with respect to any of the Leased Premises which, if such other tax or assessment were in effect at the commencement of the term of this Lease, would be payable by Tenant. In the event that any assessment against any of the Leased Premises may be paid in installments, Tenant shall have the option to pay such assessment in installments; and in such event, Tenant shall be liable only for those installments (and all resulting interest thereon) which become due and payable in respect of the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Taxes. Tenant shall deliver to Landlord and/or Lender, within thirty (30) days of Landlord's or Lender's, as the case may be, request therefor: (i) copies of all settlements and notices pertaining to the Taxes which may be issued by any governmental authority; and (ii) evidence of payment for payments of all Taxes made during each calendar year of the Term.
          (b) Tenant shall promptly comply with and conform to all of the Legal Requirements and Insurance Requirements, subject to the provisions of Section 18 hereof
     8.   Use.
          (a) Tenant may use the Leased Premises for any lawful purpose. In no event shall the Leased Premises be used for any purpose which shall violate any of the provisions of any recorded covenants, restrictions or agreements applicable to the Leased Premises either specifically or through broader application to any center or industrial park of which the Leased Premises may be a part. Tenant agrees that with respect to any such recorded covenants, restrictions or agreements, Tenant shall observe, perform and comply with and carry out the provisions thereof required therein to be observed and performed by Landlord.
          (b)  Subject to Tenant's rights of contest under
Section 18 hereof, Tenant shall not permit any unlawful occupation, business or trade to be conducted on any of the Leased Premises or any use to be made thereof contrary to applicable Legal Requirements or Insurance Requirements. Subject to Tenant's rights of contest under Section 18 hereof, Tenant shall not use, occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would (i) violate any certificate of occupancy or equivalent certificate affecting any of the Leased Premises, (ii) make void or voidable any insurance which Tenant is required hereunder to maintain then in force with respect to any of the Leased Premises, (iii) affect in any manner the ability of Tenant to obtain any insurance which Tenant is required to furnish hereunder, (iv) cause any injury or damage to any of the Improvements unless pursuant to Alterations permitted under Section 11 hereof, or (v) constitute a public or private nuisance or waste.
          (c) Subject to all of the provisions of this Lease, so long as no Event of Default exists hereunder, Landlord covenants that neither it nor any party claiming by, through or under it, shall do any act to disturb the peaceful and quiet occupation and enjoyment of the Leased Premises by Tenant. Landlord may enter upon and examine any of the Leased Premises at reasonable times after reasonable notice and during business hours and exercise any rights and privileges granted to Landlord under the provisions of this Lease. During an Event of Default or in an emergency, Landlord's access to the Leased Premises shall not be restricted as provided in the immediately preceding sentence.
     9.   Maintenance and Repair.
          (a) Except for any alterations that Tenant is permitted to make hereunder, Tenant shall at all times, including any Requisition period, put, keep and maintain the Leased Premises, including, without limitation, the roof, landscaping, walls (interior and exterior), footings, foundations and structural components of the Leased Premises, and the Adjoining Property, in good order and repair, and shall promptly make all repairs and replacements (substantially equivalent in quality and workmanship to the original work) of every kind and nature, whether foreseen or unforeseen, which may be required to be made upon or in connection with any of the Leased Premises in order to keep and maintain the Leased Premises in good order and repair, reasonable wear and tear excepted (whether or not the need for such repairs occurs as a result of Tenant's use, any prior use, the elements or the age of the Leased Premises). Tenant shall do or cause others to do all shoring of the Leased Premises or Adjoining Property or of foundations and walls of the Improvements and every other act necessary or appropriate for preservation and safety thereof, by reason of or in connection with any excavation or other building operation upon any of the Leased Premises or Adjoining Property, whether or not Landlord shall, by reason of any Legal Requirements or Insurance Requirements, be required to take such action or be liable for failure to do so. Landlord shall not be required to make any repair, whether foreseen or unforeseen, or to maintain any of the Leased Premises or Adjoining Property in any way, and Tenant hereby expressly waives the right to make repairs at the expense of the Landlord, which right may otherwise be provided for in any law now or hereafter in effect. Tenant shall, in all events, make all repairs for which it is responsible hereunder promptly, and all repairs shall be in a good, proper and workmanlike manner.
          (b) If Tenant shall be in default under any of the provisions of this Section 9, Landlord or Lender may, after ten
(10) days notice to Tenant and failure of Tenant to commence to cure during said period or to diligently prosecute such cure to completion once begun, but immediately upon notice in the event of an emergency (that is, imminent danger of injury to persons or property), do whatever is necessary to cure such default as may be reasonable under the circumstances for the account of and at the expense of Tenant. In the event of an emergency, before Landlord or Lender may, in addition to all remedies under this Lease, avail itself of its rights under this Section 9(b), Landlord or Lender, as the case may be, shall send written notice to Tenant of the situation by facsimile. All actual and reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) so incurred by Landlord or Lender, together with interest thereon at the Default Rate from the date of payment of the expense, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord or Lender (as applicable) on demand. Landlord and Tenant agree that, in the event of an emergency, expenditures which might otherwise be unreasonable (such as overtime) may nevertheless be reasonable under the circumstances.
          (c) Tenant shall from time to time replace with other similar operational equipment or parts any of the mechanical systems or other equipment included in the Improvements which shall have become worn out, obsolete or unusable for the purpose for which it is intended, been taken by a Condemnation as provided in Section 12, or been lost, stolen, damaged or destroyed as provided in Section 14. Tenant shall repair at its sole cost and expense all damage to the Leased Premises caused by the removal of equipment or any other personal property of Tenant at any time, including upon expiration or earlier termination of this Lease.
     10.  Liens.
          Tenant shall not, directly or indirectly, create or permit to be created or to remain, and shall promptly discharge, any lien on any of the Leased Premises, on the Basic Rent, Additional Rent, Non-Rent Monetary Obligations or on any other sums payable by Tenant under this Lease, other than the Mortgage (and any assignment of leases, rents or profits collateral thereto), the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting from any act or omission by Landlord or those claiming by, through or under Landlord.
     11.  Alterations.
          (a) Tenant shall not make any Alterations which would result, after giving consideration to the completed alteration, in a material diminution in the value of the Leased Premises without Landlord's written consent. So long as there are no Events of Default under this Lease, Tenant may make any other Alterations without the prior written consent of the Landlord provided such Alterations comply with all of the provisions of the following sentence. All Alterations to Improvements shall be performed in a good and workmanlike manner, and shall be expeditiously completed in compliance with all Legal Requirements, (i) all work done in connection with any such Alteration shall comply with all Insurance Requirements, (ii) Tenant shall promptly pay all costs and expenses of any such Alteration, and shall discharge all liens filed against any of the Leased Premises arising out of the same, (iii) Tenant shall procure and pay for all permits and licenses required in connection with any such Alteration, (iv) any Alteration the estimated cost of which exceeds Four Hundred Thousand ($400,000) Dollars shall be made under the supervision of a licensed architect or engineer in accordance with detailed plans and specifications which shall be submitted to Landlord and Lender at least twenty (20) days prior to the commencement of the Alterations, and (v) any Alteration the estimated cost of which exceed Five Hundred Fifty Thousand ($550,000.00) Dollars shall be secured by a payment and performance bond issued by a company having a rating of BBB or higher from at least one of Standard & Poor's, Moody's, or Duff & Phelps. Upon completion of any Alteration costing in excess of ($400,000), Tenant will provide as-built plans and specifications or record drawings to Landlord and Lender.
          (b) Title to all Alterations that (a) are readily removable without causing damage by more than a de minimis extent to the Leased Premises, (b) will not reduce the value, useful life or utility of the Leased Premises if removed, and (c) are not required for the lawful use or occupancy of the Leased Premises ("Severable Alterations") will vest in the Tenant. The Landlord shall have the right, but not the obligation, to purchase from the Tenant any or all such Severable Alterations for their fair market value at the end of the Term.
          (c) Title to all Alterations that are not Severable Alterations, exclusive of Trade Fixtures ("Non-Severable Alterations"), will immediately vest in the Landlord and become subject to the Lease whether or not the cost thereof shall have been paid or financed by or through the Landlord.
     12.  Condemnation.
          (a) Immediately upon obtaining knowledge of the institution of any proceeding for Condemnation, Tenant shall notify Landlord and Lender thereof and Landlord and Lender shall be entitled to participate in any Condemnation proceeding at Tenant's expense. Landlord immediately upon obtaining knowledge of the institution of any proceeding for Condemnation, shall notify Tenant thereof and Tenant shall have the right to participate in such proceedings at its own expense. Subject to the provisions of this Section 12 and Section 15, Tenant hereby irrevocably assigns to Lender or to Landlord, in that order, any award or payment in respect of any Condemnation, except that Tenant does not assign to Lender or to Landlord any award or payment on account of Tenant's Trade Fixtures or other tangible personal property, its leasehold interests (unless the lack of such assignment of Tenant's leasehold interest would reduce the award to Landlord had the leasehold interests been assigned to Landlord), moving expenses, relocation and similar claims, if available, to the extent Tenant shall have a right to make a separate claim therefor against the condemnor; it being agreed, however, that Tenant shall in no event be entitled to any payment that reduces the award to which Landlord is or would be entitled for the condemnation of the Leased Premises.
          (b) If (i) the entire Leased Premises or (ii) at least fifteen percent (15%) of the Leased Premises, the loss of which even after restoration would, in Tenant's reasonable business judgment, be substantially and materially adverse to the business operations of Tenant, shall be the subject of a Taking by a duly constituted authority or agency having jurisdiction, then Tenant shall have the right, exercisable within thirty (30) days after the Taking has occurred, to serve notice upon Landlord and Lender ("Tenant's Termination Notice") to terminate this Lease on any Basic Rent Payment Date specified in such notice, which date (the "Termination Date") shall be no sooner than the first Basic Rent Payment Date occurring at least thirty (30) days after the date of Tenant's Termination Notice and not later than the third Basic Rent Payment Date occurring after the date of Tenant's Termination Notice. In the event that during the initial term Tenant shall serve such notice upon Landlord and Lender of its intention to terminate this Lease on the Termination Date, Tenant shall, as part of such notice, offer (which offer may be rejected by Landlord and Lender as set forth below) to purchase the Leased Premises and the award, or if no part of the Leased Premises shall remain, the entire award for the applicable price computed as of the Closing Date in accordance with the schedule annexed hereto and marked Exhibit "C" (the "Purchase Price") plus all other amounts which may be due and owing to Lender or Landlord by reason of any default by Tenant in complying with its obligations under this Lease (the "Additions to Purchase Price"). In the event that the Tenant's Termination Notice is not accompanied by the offer to purchase, such Tenant's Termination Notice shall be deemed null and void. Landlord shall give notice accepting or rejecting such offer to Tenant within thirty (30) days after the giving of Tenant's Termination Notice. If Landlord shall not elect to accept Tenant's said offer to purchase, this Lease shall be terminated as above provided and the entire award made in the Condemnation proceeding shall be paid to Lender, or if there is no Lender, to Landlord; provided, however, Landlord's notice to reject Tenant's said offer to purchase shall be void and of no effect unless accompanied by the written notice of Lender to the effect that Lender also elects not to accept Tenant's said offer to purchase. Should said notices of Landlord and/or Lender accepting or rejecting Tenant's said offer to purchase not be served within said period of thirty (30) days, then and in that event, the said offer shall be deemed accepted. In the event that Landlord and Lender shall accept or be deemed to have accepted Tenant's offer to purchase, title shall close and the Purchase Price and Additions to Purchase Price shall be paid as hereinafter provided and in such event Tenant shall be entitled to and shall receive any and all awards then or thereafter made in the Condemnation proceeding and Landlord shall assign or in case of any award previously made, deliver to Tenant on the Closing Date such award as may be made.
          In the event Landlord and Lender shall accept Tenant's offer to purchase, or be deemed to have accepted Tenant's offer, any purchase pursuant to this Section 12(b) shall be in accordance with the Purchase Procedure.
          In the event that during any renewal term Tenant shall serve Tenant's Termination Notice upon Landlord and Lender, this Lease and the Term hereof shall terminate on the Termination Date. In such event the entire award made in Condemnation proceeding shall be retained by Lender or Landlord, in that order.
          (c) In the event of any Condemnation of part of the Leased Premises which does not result in a termination of this Lease, the Net Award of such Condemnation shall be paid and disbursed in accordance with the requirements of Section 15 and, promptly after such Condemnation, Tenant shall commence and diligently continue to perform the Restoration.
          Upon the payment to Landlord or Lender of the Net Award of a Taking which falls within the provisions of this subparagraph (c), Landlord and Lender shall, to the extent received, make that portion of the Net Award equal to the cost of Restoration (the "Restoration Award") available to Tenant for Restoration, in accordance with the provisions of Section 15, and the balance remaining (the "net surplus award") shall be the property of Lender or Landlord in that order. Following the making of the condemnation award and on completion of the repairs or alterations made by Tenant as herein provided, the monthly installment of Basic Rent for each month during the remaining term hereof, commencing with the lease payment for the month after the month in which such construction is completed, shall be reduced by an amount equal to one-twelfth (1/12th) of 8.80% of the net surplus award paid to Lender or Landlord, in that order.
          In the event of a Requisition of any of the Leased Premises, Landlord shall apply the Net Award of such Requisition, to the extent available, to the installments of Basic Rent, Additional Rent, Non-Rent Monetary Obligations or other sums payable by Tenant hereunder thereafter payable and Tenant shall pay the balance remaining thereafter. Upon the expiration of the Term, any portion of such Net Award that shall not previously have been credited to Tenant on account of the Basic Rent, Additional Rent, and Non-Rent Monetary Obligations shall be retained by Landlord or Lender.
          (d) Except with respect to an award or payment to which Tenant is entitled pursuant to the foregoing provisions of this Section 12, no agreement with any condemnor in settlement of or under threat of any Condemnation shall be made by either Landlord or Tenant without the written consent of the other, and of Lender, if the Leased Premises are then subject to a Mortgage, which consent shall not be unreasonably withheld or delayed provided such award or payment is applied in accordance with this Lease.
     13.  Insurance.
          (a) Tenant shall maintain at its sole cost and expense the following insurance on the Leased Premises:
               (i)  Insurance against loss or damage to the
Improvements under an All Risk Policy, which shall include flood insurance to the extent applicable and which may contain such self retention levels, exclusions and deductibles as are from time to time customary or standard in the industry, in amounts to prevent Landlord or Tenant from becoming a co-insurer under the applicable policies (except in the case of earthquake insurance coverage), and in any event in amounts not less than the actual replacement cost of the Improvements (excluding footings and foundations and parts of the Improvements which are not insurable).
               (ii) Contractual and commercial general liability insurance against claims for bodily injury, death or property damage occurring on, in or about any of the Leased Premises or the Adjoining Property, which insurance shall be written on a so-called occurrence basis," and shall provide minimum protection with a combined single limit in an amount not less than Five Million ($5,000,000) Dollars (or in such increased limits from time to time to reflect declines from the date hereof in the purchasing power of the dollar as Landlord may reasonably request).
               (iii) Worker's compensation insurance covering all persons employed by Tenant on the Leased Premises in connection with any work done on or about any of the Leased Premises.
          (b) The insurance required by Section 13(a) shall be written by companies having a rating of BBB or higher from at least one of Standard & Poor's, Moody's, or Duff & Phelps. All companies providing insurance required by Section 13(a) shall be authorized to do an insurance business in the State or otherwise agreed to by Landlord and Lender. The insurance policies shall be for a term of not less than one year, and shall (except for worker's compensation insurance) name Landlord, Tenant and any Lender as additional insured parties, as their respective interests may appear. If said insurance or any part thereof shall expire, be withdrawn, become void by breach of any condition thereof by Tenant or should the insurer's claims-paying ability decrease below investment grade as required above, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and Lender.
          (c) Each insurance policy referred to above shall, to the extent applicable, contain standard non-contributory mortgagee clauses in favor of any Lender. As evidence of the insurance specified in Section 13(a)(i), required to be maintained by Tenant, Tenant shall deliver to Landlord an ACORD 27 Evidence of Property Insurance or other certificate providing at least the same assurances (or, if limited by Legal Requirements, then a certificate providing as many of the same assurances as allowed by applicable law). As evidence of the insurance specified in Section 13(a)(ii) and (iii), required to be maintained by Tenant, Tenant shall deliver to Landlord an ACORD 25 Certificate of Insurance or other certificate providing at least the same assurances. Each policy required to be carried by Tenant shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord, or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) any foreclosure or other action or proceeding taken by any Lender pursuant to any provision of the Mortgage upon the happening of an event of default therein, or
(iii) any change in title or ownership of any of the Leased
Premises.
          (d) Tenant shall pay at least ten (10) Business Days prior to cancellation all premiums for the insurance required by this Section 13, shall renew or replace each policy and shall deliver to Landlord and Lender, the appropriate assurances for such renewals or replacements in accordance with the provisions of this Section 13 at least ten (10) Business Days prior to cancellation of the then-effective coverage. In the event of Tenant's failure to maintain any of the insurance required by this Section 13, Landlord or Lender shall be entitled to procure such insurance. Any sums expended by Landlord or Lender in procuring such insurance shall be Additional Rent and shall be repaid by Tenant, together with interest thereon at the Default Rate, from the time of payment by Landlord or Lender until fully paid by Tenant immediately upon written demand therefor by Landlord or Lender, as the case may be.
          (e) Anything in this Section 13 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Section 13(a) may be carried under a "blanket" policy or policies covering other properties or liabilities of Tenant, provided that such "blanket" policy or policies otherwise comply with the provisions of this Section 13. In the event any such insurance is carried under a blanket policy, Tenant shall deliver to Landlord and Lender upon request a certified copy of those provisions of the blanket policy that pertain to the Leased Premises to evidence the issuance and effectiveness of the policy, the amount and character of the coverage with respect to the Leased Premises and the presence in the policy of provisions of the character required in the above sections of this Section 13.
     14.  Damage, Destruction.
          (a) In the event of any casualty loss exceeding $500,000 as reasonably estimated by Tenant, Tenant shall give Landlord and Lender immediate notice thereof. Tenant shall adjust, collect by check made payable to the Trustee, except as otherwise provided in Section 14(b), and compromise any and all such claims, with the consent of Lender and Landlord, not to be unreasonably withheld or delayed and Landlord and Lender shall have the right to join with Tenant therein. All proceeds pertaining to, or allocable to the Leased Premises (subject to Section 14(b)) shall be paid to a Trustee which shall be a federally insured bank or other financial institution, selected by Landlord and Tenant and reasonably satisfactory to Lender (the "Trustee"). If the Leased Premises shall be covered by a Mortgage, Lender, if it so desires, shall be the Trustee. Each insurer is hereby authorized and directed upon the occurrence and during the continuance of an Event of Default to make payment under said policies directly to such Trustee instead of to Landlord and Tenant jointly.
          (b) All insurance proceeds received for business interruption loss and proceeds received in connection with continuation of business after an event of casualty loss (i.e., such as compensation for salaries of employees who might be displaced by such casualty and/or the resulting Restoration) shall be payable directly to Tenant and not to the Trustee.
          (c) In the event of any casualty (whether or not insured against) resulting in damage to the Leased Premises or any part thereof, the Term shall nevertheless continue and there shall be no abatement or reduction of Basic Rent, Additional Rent, Non-Rent Monetary Obligations or any other sums payable by Tenant hereunder. The Net Proceeds of such insurance payment shall be retained by the above-mentioned Trustee and, promptly after such casualty, Tenant shall commence and diligently continue to perform the Restoration to the Leased Premises. Upon payment to the Trustee of such Net Proceeds, the Trustee shall, to the extent available, make the Net Proceeds available to Tenant for restoration, in accordance with the provisions of
Section 15. Tenant shall, whether or not the Net Proceeds are sufficient for the purpose, promptly repair or replace the Improvements as nearly as possible to their value and condition and character immediately prior to such event and otherwise in accordance with all Insurance Requirements and Legal Requirements and the provisions of this Lease (including Tenant's making any desired Alterations allowed hereunder) and the Net Proceeds of such loss shall thereupon be payable to Tenant, subject to the provisions of Section 15 hereof.
          (d) In the event that any damage or destruction shall occur at such time as Tenant shall not have maintained insurance in accordance with Section 13(a)(i), Tenant shall pay to the Trustee the amount of the proceeds that would have been payable had such insurance program been in effect (the "Tenant Insurance Payment").
     15.  Restoration.
          The Net Proceeds and Tenant Insurance Payment (the aggregate estimated amount of which and any interest thereon being herein defined as the "Restoration Fund") paid to the Trustee shall be disbursed by the Trustee in accordance with the following conditions:
          (a) At the time of any disbursement, no Event of Default shall exist and no mechanics' or materialmen's liens shall have been filed and remain undischarged and unbonded.
          (b) If the cost of Restoration exceeds $500,000, prior to commencement of the Restoration, the architects, contracts, contractors and plans and specifications for the Restoration shall have been approved by Landlord and Lender, which approval shall not be unreasonably withheld or delayed.
          (c) Each request for disbursement shall be accompanied by a certificate of Tenant, signed by the President, Treasurer or any Vice President of Tenant, describing the completed work for which payment is requested, stating the cost incurred in connection therewith and stating that Tenant has not previously received payment for such work and the certificate to be delivered by Tenant upon completion of the work shall, in addition, state that the work has been completed and complies with the applicable requirements of this Lease and all Legal Requirements and Insurance Requirements.
          (d) Disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement upon receipt by Landlord and Lender of (1) satisfactory evidence, including architects' certificates, of the stage of completion, of the estimated cost of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts and plans and specifications approved by Landlord and Lender, (2) waivers of liens, (3) a satisfactory bring down of title insurance, and (4) other evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed in place and free and clear of mechanics' liens and mechanics' lien enforcement actions.
          (e) The Trustee, at Landlord's or Lender's election, shall retain ten (10%) percent from each disbursement of the Restoration Fund (such 10% retainage requirement shall be reduced for all amounts required to be retained by owner pursuant to the construction contracts for such Restoration) until the Restoration is fully completed and the Leased Premises are available for their intended use, in the reasonable judgment of the Lender, including the issuance of any necessary certificate of occupancy.
          (f) The Restoration Fund shall be kept in a separate interest-bearing account federally insured to the extent applicable by the Trustee or by Lender.
          Prior to commencement of Restoration and at any time during Restoration, if the estimated cost of Restoration, as reasonably determined by Landlord or Lender, exceeds the amount of the Restoration Fund, the amount of such excess shall be paid by Tenant to the Trustee to be added to the Restoration Fund prior to any further disbursement or Tenant shall fund at its own expense the costs of such Restoration until the remaining Restoration Fund is, or will be, sufficient for the completion of the Restoration. In no event shall Tenant be required to pay into the Restoration Fund an amount greater than the difference between the estimated cost of Restoration and the total estimated proceeds from insurance. Except for the payment to Landlord or Lender of the net surplus award, referred to in Section 12(c), any sum in the Restoration Fund which remains in the Restoration Fund upon the completion of Restoration (including interest earned) shall be paid to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of Restoration, the Net Proceeds or the Restoration Award shall be deemed to be disbursed prior to any amount added by Tenant.
          If Tenant does not diligently pursue the completion of the Restoration to the satisfaction of Landlord, Landlord shall have the right to give written notice to Tenant, which notice shall specify the exact reason(s) Landlord maintains that Tenant is not pursuing the completion of the Restoration (the "Restoration Notice"). Upon receipt of the Restoration Notice, Tenant shall have thirty (30) days to either: (i) cure the deficiencies specified in the Restoration Notice, or if such deficiency cannot be cured within such period of thirty (30) days, such period shall be extended for such longer time as reasonably necessary provided that Tenant has commenced to cure such deficiency within said period of thirty (30) days and is actively, diligently and in good faith proceeding with continuity to remedy such failure; or (ii) demonstrate to Landlord in writing, with sufficient supporting documentation attached, that to the extent that Tenant is not hampered by a legal impediment not caused by Tenant (which shall include, without limitation, delays or stoppages caused by delays in the permitting process). Tenant is actively, diligently, and in good faith proceeding with continuity to complete the Restoration. If Tenant fails to do either of the preceding within such thirty (30) day period, Trustee shall pay the balance of the Restoration Fund to Lender to satisfy, in whole or in part, the Loan. In such event, any sum which remains in the Restoration Fund upon the satisfaction of the Loan shall be paid to Landlord.
     16.  Subordination to Financing.
          (a)  Subject to the following provisions of this
Section 16(a), Tenant agrees that this Lease shall, upon Landlord's and Lender's (if any) written request, be subject and subordinate to the lien of any Mortgage, and Tenant agrees, upon demand, without cost, to execute instruments as may be required to further effectuate or confirm such subordination, in form and substance reasonably satisfactory to Landlord, provided that Lender shall provide Tenant with a written non-disturbance agreement in form and substance reasonably satisfactory to Tenant confirming that: (i) so long as no Event of Default shall be outstanding, Tenant's tenancy shall not be disturbed, (ii) nor shall this Lease, or any and all modifications or amendments thereto as then in effect, be affected by any default under such Mortgage (other than a default that relates to a default under this Lease), (iii) in the event of a foreclosure or other enforcement of any such Mortgage, or sale in lieu thereof, the purchaser at such foreclosure sale or pursuant to a deed in lieu thereof shall be bound to Tenant for the Term of this Lease and any extensions thereof, the rights of Tenant hereunder shall expressly survive, and this Lease shall in all respects continue in full force and effect so long as no Event of Default by Tenant has occurred and is continuing, and (iv) so long as no Event of Default by Tenant has occurred and is continuing, Tenant shall not be named as a party defendant in any such foreclosure suit, except as may be required by Legal Requirements. Any Mortgage to which this Lease is now or hereafter subordinate shall provide, in effect, that during the time this Lease is in force all insurance proceeds and condemnation awards shall be paid as provided in this Lease or used for restoration as provided in this Lease.
          (b) Notwithstanding the provisions of subdivision (a) of this Section 16, the holder of the Mortgage to which this Lease is subject and subordinate, as provided in said subdivision
(a), shall have the right, at its sole option, at any time, to subordinate and subject the Mortgage, in whole or in part, to this Lease by recording a unilateral declaration to such effect.
          (c) At any time prior to the expiration of the Term, Tenant agrees, at the election and upon demand of any owner of the Leased Premises, or of Lender who has granted non-disturbance to Tenant pursuant to Section 16(a) above, to attorn, from time to time, to any such owner or Lender, upon the then executory terms and conditions of this Lease, for the remainder of the term originally demised in this Lease and for any renewal term. The provisions of this subdivision (c) shall inure to the benefit of any such owner or Lender, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the foreclosure of the Mortgage, shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions.
          (d) Each of Tenant and Landlord agrees that, if requested by the other, each shall, without charge, enter into
(i) a Subordination, Non-Disturbance and Attornment Agreement reasonably requested by Lender, provided such agreement contains provisions relating to non-disturbance in accordance with the provisions of subparagraph (a), and (ii) an agreement with Lender whereby Tenant shall agree for the benefit of Lender that Tenant will not, without in each case the prior written consent of Lender, which shall not be unreasonably withheld, conditioned or delayed, (a) amend, modify, cancel or surrender the term of this Lease except as expressly permitted by the provisions of this Lease, or enter into any agreement with Landlord so to do, or (b) pay any installment of Basic Rent more than one (1) month in advance of the due date thereof or otherwise than in the manner provided for in this Lease.
          (e) At any time after Landlord has advised Tenant of the existence of a "Lender" hereunder, and before such Lender has confirmed to Tenant that the lien of its Mortgage has been released, Tenant shall not (and shall not be obligated, even upon the request of Landlord, to) execute any agreement or document purporting to subordinate this Lease to the lien of any mortgage or deed of trust other than the Mortgage held by Lender.
     17.  Assignment; Subleasing.
          (a) Tenant (or Tenant's wholly-owned subsidiary or an entity controlled by or in common control with Tenant) is currently in occupancy and is operating its business at the Leased Premises. Tenant may assign its interest in this Lease or sublease any portion(s) of the Leased Premises without the prior written consent of Landlord. In the event of an assignment or sublease to an entity not affiliated with the Tenant involving greater than thirty-three percent (33%) of the Leased Premises, Tenant shall give Notice to Landlord of such assignment or sublease by providing an executed copy of each such assignment or sublease, as the case may be. No sublease under, or assignment of this Lease shall relieve Tenant of its obligations hereunder, which shall continue as the obligations of a principal and not as the obligations of a surety or a guarantor. The joint and several liability of Tenant named herein and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant's part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) agreement which modifies any of the rights or obligations of the parties under this Lease, (ii) stipulation which extends the time within which an obligation under this Lease is to be performed, (iii) waiver of the performance of an obligation required under this Lease, or (iv) failure to enforce any of the obligations set forth in this Lease, unless in each case, the same has been consented to by Landlord and Lender.
          (b) Each sublease of the Leased Premises or any part thereof shall be subject and subordinate to the provisions of this Lease. Tenant agrees that in the case of an assignment, Tenant shall, not less than ten (10) days prior to the execution and delivery of any such assignment as described in this Section 17(b), give notice of such assignment to Landlord and Lender. Tenant further agrees that in the case of such assignment, Tenant shall, within fifteen (15) days after the execution and delivery of any such assignment, deliver to Landlord and Lender (i) a duplicate original of such assignment in recordable form and (ii) an agreement executed and acknowledged by the assignee in recordable form wherein the assignee shall agree to assume and agree to observe and perform all of the applicable terms and provisions of this Lease on the part of the Tenant to be observed and performed from and after the date of such assignment, and, in the case of a sublease, Tenant shall, within fifteen (15) days after the execution and delivery of such sublease, deliver to Landlord and Lender a duplicate original of such sublease.
          (c) Upon the occurrence of an Event of Default under this Lease, Landlord shall have the right to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, and Tenant hereby irrevocably and unconditionally assigns such rents and money to Landlord, which assignment may be exercised upon and after (but not before) the occurrence of an Event of Default, taking into account any applicable cure periods.
          (d) Any sublease shall provide that upon notice from Landlord and/or Lender of an Event of Default, all rent due under such sublease shall be paid as so directed. In the event Landlord and/or Lender give such notice under such sublease and Tenant is not then in default under this Lease, then Tenant shall have the right to withhold rent payments due under this Lease in amounts totaling the amount of rent actually paid under such sublease as such was directed. In no event shall Landlord or Lender have the right to direct the payment of sublease rents to any party other than Tenant except in an aggregate amount equal to or less than the aggregate amounts due hereunder.
     18.  Permitted Contests.
          (a) Notwithstanding any provision of this Lease to the contrary, after prior written notice to Landlord and Lender, Tenant shall not be required to (i) pay any Tax, (ii) comply with any Legal Requirement, or (iii) discharge or remove any lien, so long as Tenant shall contest, in good faith and at its expense, the existence, the amount or the validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord's liability therefor, by appropriate proceedings which shall operate during the pendency thereof to prevent (v) the collection of, or other realization upon, the Tax or lien so contested, (w) the sale, forfeiture, attachment or loss of any of the Leased Premises, any Basic Rent, Additional Rent, or Non-Rent Monetary Obligations to satisfy the same or to pay any damages caused by the violation of the same, (x) any interference with the use or occupancy of any of the Leased Premises, (y) any interference with the payment of any Basic Rent, Additional Rent, or Non-Rent Monetary Obligations, and (z) the cancellation of any fire or other insurance policy. In no event shall Tenant pursue any contest with respect to any Tax, Legal Requirement, or lien referred to above in such manner that exposes Landlord, Tenant or Lender, to any criminal or civil liability, penalty or sanction. Tenant shall provide Lender or Landlord in that order, as security for such contest, an amount of cash or bond equal to 125% of the amount being contested, or other security satisfactory in the reasonable opinion of Lender or Landlord in that order, in assuring the payment, compliance, discharge, removal or other action, including all costs, attorneys' fees, interest and penalties, in the event that the contest is unsuccessful. No such security shall be required if the amount involved in the contest shall not exceed one tenth (1/10th) of one percent (1%) of the tangible net worth of Tenant, computed in accordance with generally accepted accounting principles consistently applied, as determined by its most recent publicly filed financial statements (10Q and 10K) if Tenant is a publicly held company. While any such proceedings are pending and the required security is held by Lender or Landlord, in that order, Lender or Landlord, as the case may be, shall not have the right to pay, remove or cause to be discharged the Tax, Legal Requirement or lien thereby being contested unless Landlord or Lender reasonably believes that any one or more of the conditions in subdivisions (v) through (z) shall not be prevented during the pendency of the contest. Tenant further agrees that each such contest shall be promptly and diligently prosecuted to a final conclusion, except that Tenant shall, so long as all of the conditions of the first sentence of this Section 18 are at all times complied with, have the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all judgments, decrees and costs (including all attorneys' fees and expenses) in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. Upon such payment, any cash deposit shall be refunded and any outstanding bond shall be terminated.
          (b) Upon receipt of any supplemental bill, notice, or similar communication in connection with a property tax reassessment relating to the Leased Premises (in each such instance, a "Reassessment Claim"), Landlord shall within three
(3) Business Days provide Notice of such Reassessment Claim to Tenant. Tenant shall have the right to directly discuss with, negotiate with, or otherwise communicate with any governmental authority or agency in connection with such a Reassessment Claim. If a power of attorney is required by any governmental authority or agency to allow Tenant to contest such Reassessment Claim, Landlord shall provide Tenant with a properly executed power of attorney.
          Tenant shall have the right to contest the amount or validity of any such Reassessment Claim by appropriate legal or administrative proceedings, conducted in good faith and with due diligence, provided that (a) Tenant complies with the provisions of Section 18(a) with respect thereto, (b) the foregoing shall in no way be construed as relieving, modifying or extending Tenant's obligation to pay any Reassessment Claim as finally determined, and (c) no part of the Leased Premises shall be in any immediate danger of sale, forfeiture, attachment or loss. Landlord agrees to join in any such proceedings if required legally to prosecute such contest, provided that Landlord shall not thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith) unless Tenant agrees by agreement in form and substance reasonably satisfactory to Landlord, to assume and indemnify Landlord with respect to the same.
     19.  Default.
          The occurrence of any one or more of the following events shall constitute an Event of Default under this Lease:
          (a) Tenant's failure to make any payment of Basic Rent when due which continues unremedied for a period of three (3) days, provided, however, Tenant shall not be entitled to an opportunity to cure such default if Tenant has failed to make Basic Rent payments on two (2) or more occasions within the previous twelve (12) month period.
          (b) Tenant's failure to make payment of Additional Rent, Non-Rent Monetary Obligations or other sum herein required to be paid by Tenant and such default shall continue for a period of ten (10) days after notice by Landlord or Lender to Tenant.
          (c) Tenant's failure to duly perform and observe, or Tenant's violation or breach of, any other provision hereof if such failure shall continue for a period of thirty (30) days after notice thereof from Landlord or Lender, or if such failure cannot be cured within such period of thirty (30) days, such period shall be extended for such longer time as reasonably necessary provided that Tenant has commenced to cure such default within said period of thirty (30) days and is actively, diligently and in good faith proceeding with continuity to remedy such failure. Tenant agrees that after receiving any such notice of default referred to above in this subparagraph (c), Tenant shall, upon request of Landlord or Lender, advise the requesting party of Tenant's progress in curing such default.
          (d) Tenant shall (i) voluntarily be adjudicated a bankrupt or insolvent, or (ii) consent to the appointment of a receiver or trustee for itself or for any of the Leased Premises,
(iii) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, or (iv) make a general assignment for the benefit of creditors.
          (e) A court shall enter an order, judgment or decree appointing a receiver or trustee for it or for any of the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain in force, undischarged or unstayed sixty days after it is entered.
          (f) Tenant shall in any insolvency proceedings be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution.
          (g) The estate or interest of Tenant in any of the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after such levy or attachment.
     20.  Landlord's Remedies.
          After the occurrence of an Event of Default by Tenant, Landlord shall have the right to exercise the following remedies:
          (a) Landlord may, at its option, continue this Lease in full force and effect, without terminating Tenant's right to possession of the Leased Premises, in which event Landlord shall have the right to collect Basic Rent, Additional Rent, and Non-Rent Monetary Obligations when due. In the alternative.
Landlord shall have the right to peaceably re-enter the Leased Premises on the terms set forth in subparagraph (b) below, but without such re-entry being deemed a termination of the Lease or an acceptance by Landlord of a surrender thereof. Landlord shall also have the right, at its option, from time to time, without terminating this Lease, to relet the Leased Premises, or any part thereof, with or without legal process, as the agent, and for the account, of Tenant upon such terms and conditions as Landlord may deem advisable (which terms may be materially different from the terms of this Lease), in which event the rents received on such reletting shall be applied (i) first to the reasonable and actual expenses of such reletting and collection, including without limitation necessary renovation and alterations of the Leased Premises, reasonable and actual attorneys' fees and any reasonable and actual real estate commissions paid, and (ii) thereafter toward payment of all sums due or to become due Landlord hereunder. If a sufficient amount to pay such expenses and sums shall not be realized or secured, then Tenant shall pay Landlord any such deficiency monthly, and Landlord may bring an action therefor as such monthly deficiency shall arise. Landlord shall not, in any event, be required to pay Tenant any sums received by Landlord on a reletting of the Leased Premises in excess of the rent provided in this Lease, but such excess shall reduce any accrued present or future obligations of Tenant hereunder. Landlord's re-entry and reletting of the Leased Premises without termination of this Lease shall not preclude Landlord from subsequently terminating this Lease as set forth below.
          (b) Landlord may terminate this Lease by written notice to Tenant specifying a date therefor, which shall be no sooner than thirty (30) days following notice to Tenant, and this Lease shall then terminate on the date so specified as if such date had been originally fixed as the expiration date of the Term. In the event of such termination, Landlord shall be entitled to recover from Tenant the worth at the time of the award of all of the following:
               (i) Any obligation which has accrued prior to the date of termination, plus,
               (ii) The amount of unpaid Basic Rent and all other charges which would have accrued after termination until the time of award, plus,
               (iii)     The amount of unpaid rent for the
balance of the Term (excluding any option periods or portions thereof not previously exercised).
          As used in this Section 20(b) the term, "worth at the time of the award", shall be computed by allowing simple interest at the Default Rate for past due obligations, and employing a discount rate equal to 8.5% on anticipated future obligations, on the amount of the obligations payable on the date of such calculation. In the event this Lease shall be terminated as provided above, by summary proceedings or otherwise, Landlord, its agents, servants or representatives may immediately or at any time thereafter peaceably re-enter and resume possession of the Leased Premises and remove all persons and property therefrom, by summary dispossession proceedings.
          (c)  Intentionally Deleted.
          (d) Landlord may recover from Tenant, and Tenant shall pay to Landlord upon demand, as Additional Rent, such reasonable and actual expenses as Landlord may incur in recovering possession of the Leased Premises, placing the same in good order and condition and repairing the same for reletting, and all other reasonable and actual expenses, commissions and charges incurred by Landlord in exercising any remedy provided herein or as a result of any Event of Default by Tenant hereunder (including without limitation attorneys' fees).
          Except as provided in Section 9(b) or 13(e), at any time upon prior notice to Tenant, Landlord and Lender shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to comply with any of its obligations under this Lease (Landlord and Lender shall not, however, exercise any such rights unless the failure or neglect shall have ripened into an Event of Default), and in the event of the exercise of such right by Landlord or Lender, Tenant agrees to pay to Landlord or Lender forthwith upon demand, as Additional Rent, all such sums including reasonable attorneys fees, together with interest thereon at the Default Rate.
          (e) The various rights and remedies reserved to Landlord herein are cumulative, the rights and remedies described in Section 20(a)-(d) shall survive termination of this Lease and Landlord may pursue any and all such rights and remedies and any other available to Landlord under applicable law or equity, whether at the same time or otherwise (to the extent not inconsistent with specific provisions of this Lease); provided, however, that no remedy of termination shall be available to Landlord except as expressly set forth in Section 20(b) after the occurrence of an Event of Default. Notwithstanding anything herein to the contrary, Landlord expressly waives its right to forcibly dispossess Tenant from the Leased Premises, whether peaceably or otherwise, without judicial process, such that Landlord shall not be entitled to any "commercial lockout" or any other provisions of applicable law which permit landlords to dispossess tenants from commercial properties without the benefit of judicial review.
     21.  Notices.
          All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease (collectively "Notice" or "Notices") shall be in writing and shall be deemed to have been given for all purposes
(i) three (3) days after having been sent by United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address as stated below, (ii) one (1) day after having been sent by Federal Express or other nationally recognized air courier service, to the Addresses stated below or (iii) one (1) day after having been transmitted via facsimile, provided that a conforming signed original is mailed to the party to receive the notice on the date it is transmitted:
          (a) If to Landlord, at the address set forth on the first page of this Lease. Notice to be delivered to Landlord via facsimile shall be transmitted to (214) 696-9845.
          (b) If to Tenant, at the address set forth on the first page of this Lease, Attention: Office of General Counsel. Notices to be given to Tenant via facsimile shall be transmitted to the attention of: William B. May at (714) 773-7936.
If any Lender shall have advised Tenant by Notice in the manner aforesaid that it is the holder of a Mortgage and stating in said Notice its address for the receipt of Notices, then simultaneously with the giving of any Notice by Tenant to Landlord, Tenant shall serve one or more copies of such Notice upon Lender in the manner aforesaid and no Notice shall be effective unless and until Lender shall be sent a copy thereof. For the purposes of this paragraph, any party may substitute its address by giving fifteen days' notice to the other party in the manner provided above.
     22.  Memorandum of Lease; Estoppel Certificates.
          (a) Each party shall, upon the request of the other party, execute, deliver and record, file or register from time to time all such instruments as may be required by any present or future law in order to evidence the respective interests of Landlord and Tenant in any of the Leased Premises, and shall cause a memorandum of this Lease, and any supplement hereto or to such other instrument, if any, as may be appropriate, to be recorded, filed or registered and re-recorded, refiled or re-registered in such manner and in such places as may be required by any present or future law in order to give public notice and protect the validity of this Lease. In the event of any discrepancy between the provisions of said recorded memorandum of this Lease or any other recorded instrument referring to this Lease and the provisions of this Lease, the provisions of this Lease shall prevail.
          (b) Landlord, Lender and Tenant shall, at any time and from time to time, upon not less than twenty (20) days' prior written request by the other (or, in the case of an estoppel certificate requested of either, upon not less than twenty (20) days' prior written request of Lender), execute, acknowledge and deliver to the other a statement in writing, executed by Landlord or Tenant by, a President, Vice President or authorized general partner, principal officer or agent thereof certifying (i) that this Lease is unmodified and in full effect (or, if there have been modifications, that this Lease is in full effect as modified, setting forth such modifications), (ii) the dates to which Basic Rent payable hereunder has been paid, (iii) that to the knowledge of the party executing such certificate, no default by either Landlord or Tenant exists hereunder or specifying each such default of which such party may have knowledge; (iv) the remaining Term hereof; (v) with respect to a certificate signed by Tenant, that to the knowledge of the party executing such certificate, there are no proceedings pending or threatened against Tenant before or by any court or administrative agency which if adversely decided would materially and adversely affect the financial condition and operations of Tenant or if any such proceedings are pending or threatened to said party's knowledge, specifying and describing the same; (vi) with respect to a certificate signed by Tenant, that no rent has been paid under the Lease for more than one (1) month in advance; and (vii) with respect to a certificate signed by Tenant, that to Tenant's knowledge Tenant is in full compliance with all Federal, State and local laws, ordinances, rules and regulations affecting its use of the Leased Premises, including but not limited to the handling, storage and disposal of hazardous and/or toxic materials used or generated as a result of its business conducted on or about the Leased Premises. It is intended that any such statements may be relied upon by Lender, the recipient of such statements or their assignees or by any prospective mortgagee, purchaser, assignee or subtenant of the Leased Premises.
     23.  Surrender and Holding Over.
          Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises (except as to any portion thereof with respect to which this Lease has previously terminated) to Landlord in the same condition in which the Leased Premises were originally received from Landlord at the commencement of this Lease, except as to any repair or Alteration as permitted or required by any provision of this Lease, and except for ordinary wear and tear and damage by fire, casualty or condemnation but only to the extent Tenant is not required to repair the same hereunder. Tenant may remove at Tenant's sole cost and expense from the Leased Premises on or prior to such expiration or earlier termination Tenant's Trade Fixtures and personal property which are owned by Tenant or third parties other than Landlord, and Tenant at its expense shall, on or prior to such expiration or earlier termination, repair any damage caused by such removal. Tenant's Trade Fixtures and personal property not so removed at the end of the Term or within fifteen (15) days after the earlier termination of the Term for any reason whatsoever shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any property which becomes the property of Landlord as a result of such expiration or earlier termination. Upon such expiration or earlier termination, no party shall have any further rights or obligations hereunder except as specifically provided herein.
          Any holding over by Tenant of the Leased Premises after the expiration or earlier termination of the term of this Lease or any extensions thereof, with the consent of Landlord, shall operate and be construed as tenancy from month to month only, at one hundred fifty percent (150%) of the Basic Rent reserved herein and upon the same terms and conditions as contained in this Lease. Notwithstanding the foregoing, any holding over without Landlord's consent shall entitle Landlord, in addition to collecting Basic Rent at a rate of one hundred fifty percent (150%) thereof, to exercise all rights and remedies provided by law or in equity, including the remedies of Section 20.
     24.  No Merger of Title.
          There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of any of the Leased Premises by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (i) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate and (ii) the fee estate or ownership of any of the Leased Premises or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (x) this Lease or the leasehold estate created by this Lease and (y) the fee estate in or ownership of the Leased Premises including, without limitation, Lender's interest therein, or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.
     25.  Landlord and Lender Exculpation.
          Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Landlord's interest in Leased Premises and shall not be enforced against the Landlord individually or personally. Tenant agrees that any assignment by Landlord to Lender of Landlord's interest in this Lease, or the rent, payable hereunder, whether absolute or conditional in nature or otherwise, whether such assignment is made to the Lender solely as additional collateral related to a mortgage or otherwise, and the acceptance thereof by Lender shall never be treated as an assumption by Lender of any obligations of Landlord hereunder unless Lender shall, by notice sent to Tenant, specifically elect, and that Lender shall be treated as having assumed Landlord's obligations hereunder only upon purchase of the Leased Premises pursuant to foreclosure of the Mortgage or by deed in lieu thereof, or other conveyance and then only subject to the limitations set forth in the first sentence hereof.
     26.  Hazardous Substances.
          (a) Tenant represents and warrants that it will not on, about, or under the Leased Premises, use, permit, make, treat or dispose of any "hazardous substances" as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act, and the rules and regulations promulgated pursuant thereto, as from time to time amended, 42 U.S.C. Section 9601 et seq. (the "Act") or any Hazardous Materials (as hereinafter defined), but the foregoing shall not prevent the use, to the extent necessary and customary in the normal conduct of Tenant's business, of any such substances in accordance with all Legal Requirements and Tenant represents and warrants that it will at all times comply with the Act and any other federal, state or local laws, rules or regulations governing hazardous substances or Hazardous Materials. Hazardous Materials as used herein shall include, without limitation, all chemicals, petroleum, crude oil or any fraction thereof, hydrocarbons, polychlorinated biphenyls
(PCBs), asbestos, asbestos-containing materials and/or products, urea formaldehyde, or any substances which are classified as "hazardous" or "toxic" under the Act; hazardous waste as defined under the Solid Waste Disposal Act, as amended 42 U.S.C. Section 6901; air pollutants regulated under the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; pollutants as defined under the Clean Water Act, as amended, 33 U.S.C. Section 1251, et seq., any pesticide as defined by Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. Section 136, et seq., any hazardous chemical substance or mixture or imminently hazardous substance or mixture regulated by the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601, et seq., any substance listed in the United States Department of Transportation Table at 45 CFR 172.101; any chemicals included in regulations promulgated under the above listed statutes or any modifications thereof or successor statutes thereto; any explosives, radioactive material, and any chemical regulated by state statutes similar to the federal statutes listed above and regulations promulgated under such state statutes. Landlord shall, upon the request of Tenant, promptly execute all permits or such other instruments as may be required by Legal Requirements, the Act, the federal statutes listed above or similar state statutes to be executed by the owner of the property, provided such documents are in form and substance reasonably satisfactory to Landlord.
          (b) To the extent required by the Act and/or any other Legal Requirements, Tenant shall remove any hazardous substances (as defined in the Act) and Hazardous Materials (as defined above) whether now or hereafter existing on, about or under the Leased Premises and whether or not arising out of or in any manner connected with Tenant's occupancy of the Leased Premises during the Initial Term or any extension or renewal Term thereof. Tenant shall and hereby does agree to defend, indemnify and hold Lender and Landlord, their officers, directors, shareholders, partners and employees harmless from and against any and all causes of actions, suits, demands or judgments of any nature whatsoever, losses, damages, penalties, expenses, fees, claims, costs (including response and remedial costs), and liabilities, including, but not limited to, attorneys fees and costs of litigation, arising out of or in any manner connected with (i) the violation of and liability under any environmental Legal Requirements with respect to the Leased Premises; and (ii) the "release" or "threatened release" of or failure to remove, as required by this Section 26, "hazardous substances" (as defined in the Act) and Hazardous Materials (as defined above) on, about or under the Leased Premises or any portion or portions thereof, now or hereafter existing during the Initial Term and any extension or renewal Term whether or not arising out of or in any manner connected with Tenants' occupancy of the Leased Premises during the Initial Term or any extension or renewal Term. The obligations of Tenant under this Section 26(b) shall survive any termination of this Lease.
          (c) The Tenant represents, warrants and covenants that it will not install any underground storage tank without specific, prior written approval from the Landlord, which may be withheld in its sole discretion. The Tenant will not store combustible or flammable materials on the Leased Premises in violation of the Act and any Legal Requirements governing Hazardous Materials.
     27.  Right of First Refusal to Purchase.
          (a) If, at any time and from time to time during the term of the Lease (excluding the first eighteen (18) months of this Lease), Landlord decides to sell, exchange or otherwise transfer the Leased Premises to a Qualified Purchaser, either by direct transfer or indirectly as a result of a change or transfer of 25% or more of the ownership interests in and to Landlord to a Qualified Purchaser, or otherwise by operation of law, Landlord shall give written notice to Tenant of the terms of such transfer. Landlord's notice shall set forth the economic terms on which Landlord has received a bona fide offer to sell the Leased Premises or such ownership interest to a third party (or from which Landlord's owners intend to transfer their interests to a third party, if applicable) and offer to Tenant a cash or cash equivalent price and terms for which Tenant may purchase the Leased Premises or such ownership interest, and which cash equivalent price and terms will not include the purchase by Tenant of other property of Landlord or require repayment of the debt of Landlord, but may provide for the assumption of debt secured by the property. In the event of an offer or proposed transfer on other than an all cash basis (other than requiring the assumption of property specific debt), Landlord shall reasonably and in good faith determine the cash equivalent price. Tenant shall have thirty (30) days after receipt of the notice in which to elect to acquire the Leased Premises or such ownership interest on the terms contained in the notice. Such election to purchase shall be by written notice to Landlord. If Tenant fails to accept such offer in accordance with this paragraph within the applicable time period, Tenant shall be conclusively presumed to have rejected such offer, in which event Landlord shall be free, at any time thereafter, to sell the Leased Premises or such ownership interest to a Qualified Purchaser at a purchase price and upon terms and conditions not more favorable to the Qualified Purchaser than those contained in Landlord's notice to Tenant, except as specifically provided below. Upon Landlord's request, Tenant shall affirm in writing within five (5) Business Days, after expiration of the applicable time period, that such offer has been rejected. This right of first refusal shall not apply to: (i) any offer or sale incidental to the exercise of any remedy by Lender or any mortgagee or beneficiary under any mortgage, deed of trust or similar security instrument creating a lien on the interest of Landlord in the Leased Premises, (ii) any transfer by or among the owners of Landlord to any other owner of Landlord, or a transfer by any beneficial owner to such owner's immediate family or lineal descendants or a trust for the benefit of any one or more of the foregoing, or to a corporation or other entity in which any one or more of the foregoing has a controlling interest, or to an entity controlled by, under common control with or controlling Landlord or to an organization qualified under section 501(c)(3) of the Internal Revenue Code or to a wholly-owned subsidiary of such an organization, (iii) a transaction or transfer resulting from the sale, reorganization or consolidation of all or substantially all of the assets of any of the constituent owners of Landlord, or (iv) any transfer resulting from the death or incompetence of any individual. If Landlord desires to sell or offer for sale the Leased Premises or such ownership interest for a lower purchase price or on terms more favorable to the Qualified Purchaser than offered to and not accepted by Tenant, Landlord shall not convey the Leased Premises or such ownership interest without first again offering to Tenant the right to purchase the Leased Premises or such ownership interest as provided above; provided, however, that such sale or offer shall only be deemed to be more favorable if the proposed sale price and terms shall be less than ninety-five percent (95%) of the sale price (or cash equivalent price) offered to Tenant. In the event Landlord is required to re-offer the Leased Premises or such ownership interest to Tenant pursuant to the preceding sentence, Tenant shall have ten (10) Business Days after receipt of such re-offer in which to elect to acquire the Leased Premises or such ownership interest on the terms contained in such notice after which time Landlord shall be free to sell the Leased Premises or such ownership interest on such terms. The provisions of this paragraph shall apply to each subsequent price reduction, if any, meeting the criteria set forth herein. Any purchase pursuant to this Section 27 shall be in accordance with the Purchase Procedure. Any conveyance by Landlord of the Leased Premises or such ownership interest to any person other than to Tenant shall be made subject to this Lease, including the continuing right of first refusal granted to Tenant under this
Section 27, and this Lease shall continue in full force and effect. Upon any conveyance by Landlord of the Leased Premises or such ownership interest, Landlord shall provide Tenant with copies of any change of ownership statements prior to the filing of such statements with any governmental authority or agency. Notwithstanding the provisions of Section 21, if Landlord provides such copies by facsimile, same shall be deemed to have been given on the date transmitted.
     28.  Purchase Procedure.
          (a) In the event of the purchase by the Tenant of the Leased Premises pursuant to any provision of this Lease, the terms and conditions of this Section 28 shall apply. At a time and place and the date fixed for such purchase in this Lease, or at such other place, time or date as the Landlord and the Tenant shall mutually agree:
               (i) the Tenant shall pay the purchase price to the Landlord by wire transfer of immediately available federal funds, in lawful money of the United States, to an account or accounts designated by the Landlord, together with all Basic Rent, Additional Rent, and Non-Rent Monetary Obligations accrued and unpaid as of such date, subject in the case of a purchase of the Leased Premises pursuant to Section 12, to the reduction of the purchase price of the Leased Premises by the Landlord's application to the payment of such purchase price of the amount of any Award paid to and retained by the Landlord or Lender with respect to the Leased Premises; and
               (ii) the Landlord shall execute and deliver to the Tenant a grant deed (or other form appropriate for the applicable jurisdiction) in recordable form, and such other instrument or instruments as may be appropriate, to transfer the Leased Premises to the Tenant free and clear of all material liens (other than Permitted Encumbrances, liens created or suffered through or by or with the consent of Tenant, and any installment of Taxes due and payable after the Commencement Date and this Lease), together with such evidence of the Landlord's authority to sell the Leased Premises to the Tenant, and of the authorization of the sale of the Leased Premises, and the execution and delivery of the deed by the Landlord, and of such other matters as the Tenant may reasonably request, all of which shall be reasonably satisfactory to the Tenant in form and substance, and a certification of non-foreign status as required by the Foreign Investment in Real Property Tax Act and the regulations promulgated thereunder and any similar certificates required by the State. In the case of a purchase of the Leased Premises by the Tenant pursuant to Section 12, the Landlord shall also pay to the Tenant the Award received by the Landlord and not previously applied to Restoration or paid to the Tenant by the Landlord with respect to the Leased Premises (unless the Tenant shall have received a credit against the purchase price in respect thereof or, if payment of the Award has not been made as of the closing of the purchase of the Leased Premises, assigned to the Tenant the right to receive the Landlord's portion of the Award relating to the Leased Premises when such Award is paid).
          (b) In the case of a purchase pursuant to this Lease under Section 12(b), the Tenant shall pay all charges incident to such transfer, including all recording fees, reasonable attorneys' fees, costs and expenses, title insurance premiums, if any, survey costs and transfer taxes or other similar taxes (the "Transaction Costs"). However, in the case of a purchase pursuant to the exercise of Tenant's right of first refusal under
Section 27 of this Lease, the Tenant shall pay only those Transaction Costs to be paid by a purchaser under the terms set forth in Landlord's notice of the terms of such proposed transfer in accordance with Section 27.
          (c) In the event of the termination of this Lease with respect to the Leased Premises as herein provided, the obligations and liabilities of the Landlord and the Tenant, as the case may be, whether actual or contingent, under this Lease that arose at or prior to such termination and that are expressly stated herein to survive the termination of this Lease shall survive termination.
          (d) The Tenant shall execute and deliver to the Landlord an environmental indemnity agreement, in form, scope and substance reasonably acceptable to the Landlord, pursuant to which the Tenant shall agree to be liable for and pay, and shall indemnify, hold harmless and defend Landlord from and against, any Claim arising under environmental Legal Requirements from and after the effective date of the purchase pursuant to this Section 28.
     29.  Entry by Landlord and Lender.
          Landlord, Lender and their authorized representatives and experts shall have the right upon reasonable notice (which shall be not less than 48 hours except in the case of emergency) to enter the Leased Premises at all reasonable business hours, (and at all other times in the event of an emergency), for (i) the purpose of inspecting the same, (ii) the purpose of doing any work under Section 9, (and, in each case, may take all such action thereon as may be necessary or appropriate for any such purpose (but nothing contained in this Lease or otherwise shall create or imply any duty upon the part of Landlord or Lender to make any such inspection or do any such work)), and (iii) the purpose of showing the Leased Premises to prospective Qualified Purchasers and mortgagees and, at any time within twelve (12) months prior to the expiration of the term of this Lease for the purpose of showing the same to prospective tenants. No such entry shall constitute an eviction of Tenant but any such entry shall be done by Landlord in such reasonable manner as to minimize any disruption of Tenant's business operation. Landlord shall obtain the agreement of the Lender or any other person who enters the Leased Premises to comply with the provisions of
Section 42. Tenant shall reasonably cooperate with Landlord, Lender and/or their authorized representatives and experts in connection with any such inspection.
     30.  Statements.
          Tenant named herein shall each submit to Lender and Landlord (i) within 45 days of the end of each of the first three fiscal quarters of each fiscal year of Tenant named herein, quarterly balance sheets, income and cash flow statements for Tenant named herein, certified by a senior financial officer of Tenant; (ii) within 90 days of the end of each fiscal year, annual balance sheets, income and cash flow statements for Tenant named herein, certified by an independent public accountant. Quarterly 10Qs as filed with the Securities and Exchange Commission shall satisfy the requirements contained in (i) herein. Copies of the 10 Ks filed with the Securities and Exchange Commission will satisfy the requirement contained in
(ii) herein. The obligations of Tenant named herein shall continue whether or not this Lease shall have been assigned by Landlord or Tenant.
     31.  No Usury.
          The intention of the parties being to conform strictly to the usury laws now in force in the State, whenever any provision herein provides for payment by Tenant to Landlord of interest at a rate in excess of the legal rate permitted to be charged, such rate herein provided to be paid shall be deemed reduced to such legal rate.
     32.  Broker.
          Landlord and Tenant represent and warrant to each other that, except for Citicorp Real Estate, Inc. (which amounts, if any, shall be the responsibility of Tenant pursuant to a separate agreement), neither party negotiated with any broker in connection with this Lease and that this Lease was negotiated directly by Landlord and Tenant. Each party hereby agrees to indemnify the other against all claims, damages, costs and expenses incurred by the indemnified party as a result of the breach of the foregoing representation or warranty by the indemnifying party.
     33.  Waiver of Landlord's Lien.
          Landlord hereby waives any right to distrain Trade Fixtures or any property of Tenant and any Landlord's lien or similar lien upon Trade Fixtures and any other property of Tenant regardless of whether such lien is created or otherwise.
Landlord agrees, at the request of Tenant, to execute a waiver of any Landlord's or similar lien for the benefit of any present or future holder of a security interest in or lessor of any of Trade Fixtures or any other personal property of Tenant. Landlord acknowledges and agrees in the future to acknowledge (in a written form reasonably satisfactory to Tenant) to such persons and entities at such times and for such purposes as Tenant may reasonably request that Trade Fixtures are Tenant's property and not part of Improvements (regardless of whether or to what extent such Trade Fixtures are affixed to the Improvements) or otherwise subject to the terms of this Lease.
     34.  No Waiver.
          No delay or failure by either party to enforce its rights hereunder shall be construed as a waiver, modification or relinquishment thereof.
     35.  Separability.
          If any term or provision of this Lease or the application thereof to any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid and unenforceable, the remainder of this Lease, or the application of such term or provision to person or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and shall be enforced to the extent permitted by law.
     36.  Indemnification.
          (a) Tenant agrees to defend, pay, protect, indemnify, save and hold harmless (the "General Indemnity") Landlord and Lender, and their respective officers, directors, shareholders, partners, beneficiaries and employees (each an "Indemnified Party") from and against any and all liabilities, losses, damages, penalties, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, arising from this Lease or a Qualified Exchange Agreement relating to any of the Leased Premises or Adjoining Property or the use, non-use, occupancy, condition, design, construction, maintenance, repair or rebuilding of any of or otherwise relating to, the Leased Premises or Adjoining Property, and any injury to or death of any person or persons or any loss of or damage to any property, real or personal, in any manner arising therefrom connected therewith or occurring thereon (collectively, "Losses").
          (b) The General Indemnity shall not apply to Losses that are attributable to or for: (i) acts or events occurring after expiration of the Term and redelivery of the Leased Premises to the Landlord, (ii) taxes (whether or not indemnified by the Tenant under other agreements) based on the income, receipts or profits of Landlord, unless included within the definition of "Taxes" as defined in this Lease, (iii) the negligence or willful misconduct or breach of any representation or warranty by the Landlord or the Lender, or their respective employees, agents, or contractors in this Lease or a Qualified Exchange Agreement, (iv) any obligation or liability of the Indemnified Parties in this Lease or a Qualified Exchange Agreement (as defined in the Lease Modification Agreement), or
(v) any losses resulting from the imposition of any lien which the Landlord is required to lift and discharge and which Tenant is not obligated to lift and discharge under this Lease.
          (c) From and after the Loan Repayment Date, Landlord shall indemnify and hold harmless Tenant from and against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' and accountants' fees and disbursements) arising out of the gross negligence or willful misconduct of Landlord or its employees, agents or contractors or breach by Landlord of any material representation, warranty or covenant in this Lease or a Qualified Exchange Agreement.
     37.  Permitted Encumbrances.
          Tenant agrees that Tenant is obligated to and shall perform all obligations of the owner of the Leased Premises and pay all expenses which the owner of the Leased Premises may be required to pay in accordance with the Permitted Encumbrances. Tenant further covenants and agrees to indemnify, defend and hold harmless Landlord and Lender against any claim, loss or damage suffered by Landlord or Lender by reason of Tenant's failure to perform any obligations or pay any expenses as required under any of the Permitted Encumbrances or comply with the terms and conditions of any of the Permitted Encumbrances as hereinabove provided during the term of this Lease.
     38.  Headings.
          The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.
     39.  Modifications.
          (a) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought. Each of Tenant and Landlord agrees that it will not modify or amend this Lease without the written consent of Lender within any period during which there is a Lender hereunder. In the event of any inconsistent instruction from Landlord and Lender, Tenant shall comply with the instruction of Lender.
          (b) The parties hereto agree that it is intended that the Lease and the Lease Modification Agreement together (i) represent a single, indivisible agreement between the parties and
(ii) are interdependent and interrelated.
     40.  Successors, Assigns.
          The covenants of this Lease shall run with the Land and bind Tenant, the heirs, distributees, personal representatives, successors and permitted assigns of Tenant and all present and subsequent encumbrances and subtenants of any of the Leased Premises, and shall inure to the benefit of and bind Landlord, its successors and assigns. In the event there is more than one Tenant, the obligation of each shall be joint and several. The term "Landlord" as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of the Leased Premises or holder of the Mortgage in possession at the time in question of the Leased Premises and in the event of any transfer or transfers of the title of the Leased Premises, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer and conveyance of all personal liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed.
     41.  Merger.
          The Tenant shall have the right to consolidate or merge with another corporation, or sell substantially all of its assets to a person or entity without the prior consent of the Landlord; provided however in the event of a transfer or assignment of this lease in connection therewith Tenant or its successor in interest shall satisfy the requirements of Section 17(b).
     42.  Confidentiality.
Landlord agrees that any information it obtains about Tenant's business operations, finances, existing and proposed products, facilities (but not the Leased Premises owned by Landlord), and manufacturing processes is Tenant's confidential and proprietary information. Landlord agrees that it will maintain Tenant's confidential and proprietary information in confidence, will not disclose or disseminate the information to any third party, without Tenant's express prior written consent, and will use the information only for purposes of enforcing Landlord's rights and fulfilling Landlord's obligations in connection with this Lease. Landlord agrees to inform all of its employees, officers, and directors to whom the information is given of the confidential nature of such information. Notwithstanding the foregoing, nothing contained herein shall prevent Landlord from disclosing information or materials if Landlord can demonstrate that: (i) it is required to do so by Legal Requirements; (ii) the information being so disclosed is in the public domain at the time of its disclosure; (iii) the information being so disclosed was obtained by Landlord on a non-confidential basis from a source other than Tenant; or (iv) the information being so disclosed was known to Landlord on a non-confidential basis prior to its disclosure to Landlord by Tenant.
     43.  Specific Requirements of Special Purpose Entity.
          From and after the Loan Repayment Date:
          (a) The Landlord shall (i) hold itself out as an entity that is legally and in fact separate from any other Person or entity; (ii) conduct its business in its own name and use its own name for the purposes of obtaining required registrations, licenses, and permits (whether governmental, administrative or otherwise) necessary to the conduct of its business;
(iii) correct any known misunderstanding regarding its separate identity; (iv) maintain its books and records separate from any other Person or entity and, if required by law to file tax returns, file any tax return separate from any other Person or entity; (v) maintain its funds and accounts separate from any other Person or entity; (vi) not commingle its assets with those of any other Person or entity; (vii) maintain financial statements separate from the financial statements of any other Person or entity; (viii) use stationery, invoices and checks separate from those of any other Person or entity; (ix) pay its liabilities out of its own funds; (x) not acquire obligations or securities of its Affiliates; (xi) pay the salaries of its employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations; (xii) allocate fairly and reasonably any overhead for shared office space;
(xiii) maintain adequate capital in light of its contemplated business operations and purpose; (xiv) not guarantee or become obligated for the debts of any other Person or entity or hold out its credit as being available to satisfy the obligations of others; (xv) except as set forth in the loan documents with Lender, not pledge its assets for the benefit of any other Person or entity or make any loans or advances to any Person or entity;
(xvi) not create, incur, assume, guaranty, agree to purchase or repurchase or provide funds in respect of any indebtedness other than the loan with Lender and unsecured trade debt incurred in the ordinary course of business; (xvii) not engage in any business or activity other than holding an interest in and leasing the Leased Premises and the exercise of rights under and the performance of obligations under the loan documents with Lender, and businesses and activities directly related thereto; (xviii) not purchase or agree to purchase any property or asset (other than the Leased Premises and the property reference in Section 2(b)); (xix) not dissolve, liquidate, consolidate, or merge; (xx) not amend its organizational documents to violate the provisions of this Section 43 without the prior written consent of Tenant; and (xxi) not, except as otherwise provided in the loan documents with Lender, grant any lien (or consent to such lien) on the Leased Premises or any interest therein to, or for the benefit of, any Person or entity other than the Lender, without the Lender's and Tenant's prior written consent.
          (b) From and after the Loan Repayment Date, the representations, warranties and covenants of this Section 43 shall apply to and be binding on any of the Landlord's successors in interest.
          (c) From and after the Loan Repayment Date: Landlord acknowledges that monetary damages may not be an adequate remedy for Tenant if Landlord should be determined to be in default under this Section 43. Accordingly, Landlord agrees that upon any default by Landlord under this Section 43, Tenant shall have the option to institute an action for specific performance under this Section.
     44.  Counterparts.
          This Lease may be executed in several counterparts, which together shall be deemed one and the same instrument.
     45.  Time of the Essence.
          Time is of the essence in this Lease and each and every provision hereof in which any date or time is specified.
     46.  Governing Law.
          This Lease shall be governed by and construed according to the laws of the State.
          IN WITNESS WHEREOF, Landlord and Tenant have caused this instrument to be executed under seal as of the day and year first above written.
                              LANDLORD:

                              CARDBECK CHASKA TRUST


                              M. SCOTT KIPP
                              By:  M. Scott Kipp
                              Its: Administrative Trustee


                              TENANT:

                              BECKMAN COULTER, INC.


                              By: JAMES T. GLOVER
                              Its: Vice President and Controller

EXHIBITS

A  -  Property Description
B  -  Renewal Rent
C  -  Purchase Price Upon Involuntary Termination

                            EXHIBIT B

                          RENEWAL RENT


Renewal Period                          Annual Rent

1st and 2nd Renewal Terms               $1,320,000

3rd through 6th Renewal Terms           The greater of Basic Rent for the
                                        prior annual period and 95% of Fair
                                        Rental Value at commencement of
                                        Renewal Term



          For purposes of this Lease, "Fair Rental Value" shall be determined by mutual agreement of the Landlord and Tenant. If the Landlord and Tenant are unable to agree on such value within fifteen (15) months prior to the expiration of the then current Term, then "Fair Rental Value" shall mean, as to the Leased Premises, the value, determined consistently with standard appraisal methodology, that would be obtained at an arms-length transaction for cash between informed and willing parties, neither of whom is under any compulsion to lease or rent, for the leasing of the Leased Premises (but which value shall not include any value attributable to (i) any Severable Alterations made during the Term of this Lease by the Tenant, or (ii) any of Tenant's Trade Fixtures).
          Such appraisal shall be completed by an appraiser mutually selected by Landlord and Tenant. If Landlord and Tenant are unable to agree on the selection of a mutually acceptable appraiser, then Landlord shall submit a list of names, from which Tenant shall, within fifteen (15) days after Landlord's submission, select one appraiser to complete the appraisal.